Exhibit 99.1

LBI Media Reports First Quarter 2005 Results

First Quarter Net Revenues Increase 6%

Burbank, CA – May 16, 2005 – LBI Media, Inc. (the “Company”) announced its financial results today for the first quarter ended March 31, 2005.

Results for the Quarter Ended March 31, 2005

For the quarter ended March 31, 2005, net revenues increased 6% to $20.5 million from $19.4 million for the same quarter last year. Excluding the results relating to the leasing of our television production facility1, net revenues increased 7% to $20.5 million from $19.3 million for the same quarter last year. This increase was attributable to increased advertising from our radio and television segments, in particular our incremental revenue growth from our radio and television stations in Los Angeles and from KMPX-TV, our Dallas-Fort Worth station acquired in January 2004. Our percentage increase in revenue growth was partially dampened by strong results posted during the first quarter of 2004, when our revenues increased 18% from the first quarter of 2003. Operating expenses (excluding depreciation and noncash employee compensation) increased 11% to $11.8 million in the first quarter of 2005 versus $10.7 million in the first quarter of 2004. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, additional sales salaries and commissions associated with the growth in our revenue base and the addition of KMPX-TV, Dallas-Fort Worth, which was acquired in January 2004. As a result, first quarter 2005 Adjusted EBITDA2 remained unchanged at $8.7 million versus the corresponding 2004 period.

The Company recognized net income of $1.8 million for the quarter, compared to $1.4 million for the same period of 2004. This increase was primarily attributable to the aforementioned increase in net revenues and a $1.4 million decrease in noncash employee compensation expense during the quarter.

Television division net revenues increased 5% to $10.9 million for the quarter ended March 31, 2005 from $10.4 million for the same quarter last year. Excluding the results relating to the leasing of our television production facility, television net revenues increased 6% to $10.9 million from $10.3 million for the same quarter last year. Operating expenses (excluding depreciation and noncash employee compensation) increased 17% to $6.9 million from $5.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced programming and an increase in sales salaries and commissions associated with our revenue growth and from incremental expenses associated with KMPX-TV, our Dallas-Fort Worth station, which was acquired in January 2004. Operating income decreased 20% to $3.1 million from $3.9 million for the same quarter last year. Adjusted EBITDA decreased 11% to $4.0 million from $4.6 million for the same quarter last year.

(1)	The Company excluded results relating to the leasing of its production facility, because it has increased the use of this facility for the production of in-house programming, thereby reducing available leasing space. The Company expects to continue using space in its production facility primarily to produce its internal programs and therefore expects future leasing revenues to be minimal. As a result, the Company believes that in order to provide a comparable basis for evaluating its results for the quarter ended March 31, 2005 compared to the same period in 2004, it is necessary to exclude net revenues and operating expenses generated from leasing this facility. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, such as revenues and operating income.
(2)	The Company defines Adjusted EBITDA as net income plus income tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

Radio division net revenues increased 8% to $9.6 million from $9.0 million for the same quarter last year. The increase in revenue can be primarily attributed to improved client results and ratings performance at our stations. Operating expenses (excluding depreciation and noncash employee compensation) increased 3% to $5.0 million from $4.8 million for the same quarter last year. Operating income increased 68% to $4.4 million from $2.6 million for the same quarter of 2004. Adjusted EBITDA increased 13% to $4.7 million from $4.1 million for the first quarter of 2004.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “I remain very enthusiastic about the prospects for both our television and radio operations in 2005. Our radio stations in Los Angeles have continued to demonstrate impressive ratings performance. In Los Angeles, our Que Buena format was the #1 station among persons 18-34 in the Winter 2005 Arbitron ratings book. While we would have liked to see greater television revenue growth, the fact is that we are comparing to the first quarter 2004 when television revenues increased 36%. Our prospects for the second half of the year are much brighter, as we have experienced ratings increases in the current May Nielsen period with our newly produced programming. Our three new television shows; Fabrica de la Risa, Estudio 2 and Secretos: Houston, are exciting additions to our line-up. Furthermore, our Los Angeles television station has received significant publicity due to a recent billboard advertising campaign that has resulted in increased viewership at KRCA-TV.”

Executive Management Change

On April 29, 2005, the Company announced that Steve Cramer resigned as Chief Financial Officer. On May 9, 2005, Lenard Liberman was appointed as the new Chief Financial Officer. Lenard Liberman has served as the Company’s Executive Vice President and Secretary and has been a member of the Company’s board of directors since its formation in 1987. Mr. Liberman also previously served as the Company’s Chief Financial Officer from April 2002 to April 2003. Mr. Liberman manages all day-to-day operations including acquisitions and financings. He received his juris doctorate degree and masters of business administration degree from Stanford University in 1987. The company has retained Korn Ferry to recruit a Chief Financial Officer.

Recent Developments

On April 27, 2005, Spanish Media Rep Team, Inc. (“SMRT”), the Company’s national sales representative owned and operated by Jose and Lenard Liberman merged with and into Liberman Broadcasting, Inc. (“LBI”), a wholly owned subsidiary of the Company. LBI paid $5,086,000 for the shares of common stock of SMRT. As this transaction is between entities under common control, it will be accounted for at historical cost.

Before the merger, SMRT received a 15% commission from the Company for any commercial time it sold to national advertisers on the Company’s radio and television stations. The Company believes it paid commissions to SMRT on an arm’s length basis because the rate was based upon the commission rates it paid to former third party national sales representative firms.

First Quarter 2005 Conference Call

The Company will host a conference call to discuss its financial results for the first quarter of 2005 on Monday, May 16, 2005 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 946-0712 five minutes prior to the scheduled start time of the call and asking for the “LBI Media First Quarter 2005 Results Conference Call.” The conference call will be recorded and made available for replay through Thursday, May 19, 2005. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 5723140.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended March 31,
	2005	2004
Revenues	$23,487	$22,150
Less agency commissions	2,950	2,778

Net revenues	20,537	19,372

Operating expenses:
Program and technical	4,122	3,572
Promotional	276	381
Selling, general and administrative	7,425	6,718
Noncash employee compensation	(294)	1,061
Depreciation	1,488	1,125

Total operating expenses	13,017	12,857

Operating income	7,520	6,515
Interest expense	(5,739)	(5,126)
Interest and other income	30	24
Gain (loss) on sale of property and equipment	—	—

Income before income taxes	1,811	1,413
Provision for income taxes	(31)	(32)

Net income	$1,780	$1,381

Adjusted EBITDA(1)	$8,714	$8,701

Adjusted EBITDA Margin (%)(2)	42.4%	44.9%

(1)	Refer to footnote (2) on page 1.
(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$46	$3,706
Add:
Gain on sale of investments	—	—
Income tax expense	31	32
Interest expense, net	5,709	5,102
Less:
Amortization of deferred financing costs	(198)	(154)
Provision for doubtful accounts	(195)	(199)
Changes in operating assets and liabilities:
Accounts receivable	(1,225)	(2,899)
Program rights	(146)	(302)
Amounts due from related parties	141	15
Prepaid expenses and other current assets	(90)	(175)
Employee advances	(19)	2
Accounts payable and accrued expenses	1,029	(265)
Accrued interest	3,683	3,592
Program rights payable	(25)	27
Amounts due to related parties	—	54
Deferred state income tax payable	—	(24)
Other assets and liabilities	(27)	189

Adjusted EBITDA	$8,714	$8,701

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended March 31,
	2005	2004
Radio division operating income	$4,388	$2,619
Depreciation	580	462
Noncash employee compensation	(294)	1,061

Radio division Adjusted EBITDA	$4,674	$4,142

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended March 31,
	2005	2004
Television division operating income	$3,133	$3,896
Depreciation	907	663
Noncash employee compensation	—	—

Television division Adjusted EBITDA	$4,040	$4,559